Exhibit 99.1

BEN (Nasdaq: BNAI) Reduces Q4 2025 Liabilities by Approximately $2.5 Million Through Debt Conversions

FOR IMMEDIATE RELEASE

WILMINGTON, Del. — December 22, 2025 — Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), a developer of secure and governed multimodal artificial intelligence solutions for regulated industries, today announced that it reduced outstanding liabilities by approximately $2.5 million during the fourth quarter of 2025 through a series of debt-to-equity conversions, negotiated settlements, and payments.

On December 20, 2025, several long-term investors entered into conversion agreements with the Company, converting an aggregate of $1,250,004 of debt and other liabilities into equity at a conversion price of $2.10 per share. The conversions included $899,934 in loans and $350,070 in short-term liabilities.

As previously announced on December 18, 2025, the Company completed the conversion of $504,684 of affiliate debt into equity at a conversion price of $2.10 per share.

In addition to these debt-to-equity conversions, the Company executed other liability-reduction initiatives during the quarter, including a $250,010 reduction in accounts payable and the satisfaction of vendor-related obligations totaling approximately $487,306.

Collectively, these actions reduced the Company’s outstanding liabilities by approximately $2,492,004 during the fourth quarter of 2025. The Company believes these actions further strengthen its capital structure and support long-term operational and strategic flexibility.

Additional information regarding these transactions is included in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

About Brand Engagement Network, Inc.

Brand Engagement Network, Inc. (BEN) (Nasdaq: BNAI) develops secure, governed multimodal artificial intelligence solutions designed for regulated industries. The Company’s technology enables intelligent, compliant engagement across conversational AI, voice, avatar, and digital interfaces, supporting enterprise requirements for trust, governance, and scalability. Visit www.brandengagementnetwork.com.

Media Contact

Amy Rouyer

amy@beninc.ai

Investor Relations Contact

investors@beninc.ai

Forward-Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the federal securities laws, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations, assumptions, and beliefs regarding future events and are subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, but are not limited to, those described in Part I, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings made by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.